EXHIBIT 99.1

AMERICAN SOFTWARE, INC.
401(K) PROFIT SHARING PLAN

Financial Statements and Supplemental Schedule

December 31, 2002 and 2001

(With Independent Auditors’ Report Thereon)

AMERICAN SOFTWARE, INC.

401(K) PROFIT SHARING PLAN

Independent Auditors’ Report

The Plan Administrator and Trustee
 American Software, Inc.
    401(k) Profit Sharing Plan:

We have audited the accompanying statements of net assets available for plan benefits of American Software, Inc. 401(k) Profit Sharing Plan (the Plan) as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2002 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Atlanta, Georgia
April 30, 2003

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Statements of Net Assets Available for Plan Benefits

December 31, 2002 and 2001

	2,002	2001
Assets:
Investments:
American Software, Inc. common stock	$72,716	62,160
Mutual funds (note 3)	22,991,463	29,129,697
Loans to participants	85,229	263,404

Total investments	23,149,408	29,455,261
Employer contributions receivable	—	52,625
Employee contributions receivable	86,926	97,174

Net assets available for plan benefits	$23,236,334	29,605,060

See accompanying notes to financial statements.

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Statements of Changes in Net Assets Available for Plan Benefits

Years ended December 31, 2002 and 2001

	2002	2001
Additions to (reductions of) net assets attributed to:
Employer contributions	$—	285,228
Employee contributions	1,669,725	2,038,459
Employee rollover contributions	223	22,240
Interest and dividends	299,019	449,167
Interest on loans to participants	19,043	15,158
Net depreciation in fair value of investments (note 6)	(4,864,774)	(4,334,735)

Total reductions	(2,876,764)	(1,524,483)

Deductions from net assets attributed to:
Benefits paid to participants	3,490,735	3,652,378
Administrative expenses	1,227	2,459

Total deductions	3,491,962	3,654,837

Net change	(6,368,726)	(5,179,320)
Net assets available for plan benefits at beginning of year	29,605,060	34,784,380

Net assets available for plan benefits at end of year	$23,236,334	29,605,060

See accompanying notes to financial statements.

AMERICAN SOFTWARE, INC.

4019(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2002 and 2001

(1)	The Plan

The following description of the American Software, Inc. 401(k) Profit Sharing Plan (the Plan) provides only general information. Participants should refer to the Plan agreement, as restated and amended, for a more complete description of the Plan’s provisions. The Company intends to continue the Plan but reserves the right to amend, modify, or restate the Plan from time to time and to suspend, terminate, or discontinue contributions under the Plan. If the Plan is terminated, benefits will be distributed in accordance with provisions of the Plan.

(a)	General

The Plan is a defined contribution plan covering all full-time employees of American Software, Inc. and its subsidiaries (the Company). In December 1997, the Plan was amended by changing the service requirement from one year of service to no service requirement. In December 2002, the Plan was amended and restated to comply with changes required by the Retirement Protection Act of 1994 (GATT), the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Small Business Job Protection Act of 1996 (SBJPA), the Taxpayer Relief Act of 1997 (TRA ‘97), and the Internal Revenue Service Restructuring and Reform Act of 1998 (collectively, GUST). The amended and restated Plan was amended in December 2002 to comply with changes required by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA). It is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The purpose of the Plan is to provide eligible employees of the Company a qualified retirement plan which meets the requirements of Section 401(k) of the Internal Revenue Code with respect to which contributions will be excluded from the employee’s income.

(b)	Contributions

Participants may elect to contribute to the Plan eligible compensation subject to an annual limit of the lesser of 60% of eligible compensation or limitations of Section 401(k) of the Internal Revenue Code. The Plan’s December 2002 EGTRRA amendment permits employees age 50 and older to make “catch-up contributions”, which are higher elective deferral contributions that cannot be matched by the Company. The Company’s profit sharing contribution to the Plan is determined at the discretion of the board of directors. In 2001, the Company matched contributions equal to 25% of the first 6% of eligible compensation contributed by the participant. Effective January 1, 2002, the Plan was amended whereby the Company makes discretionary matching contributions at the discretion of the Board of Directors. In no event shall the annual contributions (i.e., participant and Company contributions) made with respect to a participant under all defined contribution plans maintained by the Company, together with forfeitures allocated to that participant, exceed the lesser of $40,000 or 100% of the participant’s annual compensation. Participant contributions may be invested in one or more of the investment options available under the Plan.

(c)	Participant Rollovers

Employees are allowed, under the provisions of the Plan, to transfer to the Plan account balances from other eligible retirement plans with the consent of the plan administrator and provided that the transfer will not jeopardize the tax-exempt status of the Plan.

AMERICAN SOFTWARE, INC.

4019(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2002 and 2001

(d)	Participant Accounts

Each participant’s account is credited with the participant’s contribution, if any, and an allocation of (a) the Company’s contribution, if any, and (b) Plan earnings (loss). Allocations are based on participant earnings or account balances, as defined. Forfeitures of terminated participants’ nonvested accounts are retained in the Plan and used to reduce future Company contributions.

(e)	Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuous service. For employer matching contributions, participants vest 25% per year after years one, two, and three, and are 100% vested after four years of credited service. For employer profit sharing contributions, pursuant to the December 2002 amendment and restatement of the Plan, participants vest 25% per year after years one, two, and three, and are 100% vested after four years of credited service.

Although it has not expressed any intent to do so, the Company has the right to terminate the Plan at any time, subject to the provisions of ERISA. In the event of Plan termination, participants become 100% vested in their accounts.

(f)	Payment of Benefits

Upon termination of service, retirement, or reaching age 59-1/2, a participant may elect to receive either a lump-sum amount equal to the value of his or her account or a series of approximately equal installments for a specified period of time not exceeding the participant’s life expectancy if the account exceeds $5,000. The Plan also provides for death benefits to the participant’s beneficiary equal to the amount in the participant’s account and disability benefits to the participant equal to the amount in the participant’s account if the participant becomes totally and permanently disabled. In addition, the Plan provides for hardship withdrawals as defined in the Plan.

(g)	Participant Loans

The Plan provides for loans against a participant’s account from $1,000 to $50,000 but limited to 50% of the participant’s account balance. Participants can apply for one loan per year and are limited to one loan outstanding. Loans bear interest at a rate determined by the Plan. Loans are repayable over a one to five-year period unless for the purchase of a principal residence which is repayable over a 10-year period. Loans are repayable upon death, disability, or termination of employment.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accounts are maintained, and the accompanying financial statements are presented, on the accrual basis of accounting.

(b)	Investment Valuation and Income Recognition

Investments in American Software, Inc. common stock and mutual funds are carried at fair value as determined by the Trustee of the Plan based primarily on the latest nationally quoted market prices.

(Continued)

AMERICAN SOFTWARE, INC.

4019(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2002 and 2001

Loans to participants are interest-bearing and stated at cost, which based on discounted cash flows, approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(c)	Payment of Benefits

Benefits are recorded when paid.

(d)	Use of Estimates

Management of the Plan has made a number of estimates and assumptions relating to the reporting of assets, liabilities and changes therein, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates and assumptions.

The Plan’s investments include funds which invest in various types of investment securities and in various companies within various markets. Investment securities are exposed to several risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements and supplemental schedule.

(e)	Fair Value of Financial Instruments

The fair market value of investments is described in note 2(b). The carrying amount of employer contributions receivable and employee contributions receivable approximates fair market value because of the short maturity of these instruments.

(3)	Investments

The fair values of investments that represent 5% or more of the Plan’s net assets are as follows:

	December 31,
	2002	2001
Mutual Funds:
Fidelity Retirement Government Money Market	$4,651,260	3,919,723
Fidelity Blue Chip Growth	4,276,571	6,925,188
Fidelity Magellan	3,129,123	4,793,477
Fidelity Fund	2,526,478	3,564,553
Fidelity Capital Appreciation	1,454,320	1,962,565
Fidelity OTC Portfolio	1,630,421	2,748,448
Fidelity Intermediate Bond	1,998,368	1,334,285

AMERICAN SOFTWARE, INC.

4019(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2002 and 2001

(4)	Income Tax Status

The Plan has obtained a determination letter from the Internal Revenue Service stating that the Plan qualifies under the appropriate section of the Internal Revenue Code (IRC) and, therefore, is not subject to tax under present income tax law. Once qualified, the Plan sponsor is required to operate in conformity with the IRC to maintain its qualification. The Plan sponsor believes that the Plan continues to qualify and to operate as designed.

(5)	Administrative Expenses

Substantially all legal, accounting, and administrative fees related to the Plan are paid by the Company. Administrative expenses paid by the Plan represent fees paid to the trustee for trust services.

(6) Net	Appreciation (Depreciation) in Fair Value of Investments

Investments held by the Plan had net appreciation (depreciation) in fair value during the years ended December 31, 2002 and 2001 as follows:

	2002	2001
American Software, Inc. common stock	$11,722	25,279
Mutual funds	(4,876,496)	(4,360,014)

	$(4,864,774)	(4,334,735)

(7)	Related Party Transactions

Certain plan investments are shares of mutual funds managed by Fidelity. Fidelity is the trustee as defined by the Plan and, therefore, is considered a party-in-interest.

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2002

Identity of issue	Description of investment	Current value
Common Stock
*American Software, Inc.	26,442 shares	$72,716

Mutual funds:
*Fidelity Fund	113,498.561 units	2,526,478
*Fidelity Magellan	39,629.212 units	3,129,123
*Fidelity Intermediate Bond	186,241.203 units	1,998,368
*Fidelity OTC Portfolio	68,189.931 units	1,630,421
*Fidelity Overseas	19,707.882 units	433,573
*Fidelity Capital Appreciation	89,883.822 units	1,454,320
*Fidelity Blue Chip Growth	133,893.895 units	4,276,571
*Fidelity Asset Manager Portfolio	59,169.113 units	816,534
*Fidelity Retirement Government Money Market	4,651,260.200 units	4,651,260
*Fidelity Real Estate Investment Trust	30,598.788 units	562,712
*Fidelity Contrafund	13,383.832 units	516,616
*Fidelity Small Capital Stock	20,041.804 units	266,556
*Fidelity Europe Capital Appreciation	9,196.962 units	127,194
*Fidelity Latin American	238.965 units	2,229
*Fidelity Southeast Asia	5,287.586 units	51,078
*Fidelity Balanced	22,164.794 units	294,570
Morgan Stanley Emerging Market Portfolio	3,995.811 units	40,198
*Fidelity Japan	11,315.490 units	95,390
Invesco High Yield	36,058.422 units	118,272

Total mutual funds		22,991,463

Loans to participants:
American Software Loan Fund	Loans with terms of 1-10
	years with interest rates
	ranging from 9.50% to 10.00%	85,229

Total investments		$23,149,408

*Represents a party-in-interest to the Plan.

See accompanying independent auditors’ report.